EXHIBIT 99.1

FuelCell Energy Reports Third Quarter Fiscal 2019

Financial Results and Business Update

DANBURY, CT – September 9, 2019 -- FuelCell Energy, Inc. (the “Company”) (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today reported financial results for its third fiscal quarter ended July 31, 2019 and key business highlights.

“FuelCell Energy had a dynamic third quarter of 2019,” commented Jason Few, President and Chief Executive Officer of FuelCell Energy. “The Company focused on numerous restructuring and improvement initiatives, resulting in an improved balance sheet, a leaner spending profile, and a reinvigorated team. We continued to build on our long-standing relationship with ExxonMobil, entering into a license agreement in the quarter. We continue to focus on execution of our projects, including nearing completion on our Tulare BioMAT 2.8 megawatt plant and commencing large-scale onsite work on the U.S. Navy base in Groton, CT. We have a lot more work ahead of us, but I’m encouraged by the progress made over the past several months as well as the team’s commitment and passion for customers and our business.”

Business Highlights and Recent Developments

•	Appointed Jason Few as President and Chief Executive Officer effective August 26, 2019.
•

Acquired the 14.9 megawatt (“MW”) Bridgeport fuel cell project (the “Bridgeport Fuel Cell Project”) in May from Dominion Generation, Inc., with project lending provided by Fifth Third Bank, Liberty Bank and the Connecticut Green Bank.

•	Entered into a $10 million license agreement with ExxonMobil Research and Engineering Company (“ExxonMobil”).
•	Decreased the amount of our outstanding corporate debt with Hercules Capital, our senior secured lender.
•	Relaunched the sub-megawatt distributed generation solution to the European market with the SureSource 250 and SureSource 400 fuel cell systems.
•	Celebrated the one-year anniversary and strong performance of the 20 MW KOSPO project in South Korea.
•	Entered into a new Carbon Capture FEED study with Drax Power Station in the United Kingdom.

Key Operating Metrics

In the third quarter of fiscal 2019:

•

Total revenues increased 88% to $22.7 million in the quarter when compared to the third quarter of fiscal 2018 driven by the ExxonMobil license agreement and an increase in Generation revenues related to the Bridgeport Fuel Cell Project.

•

Unrestricted cash and cash equivalents totaled $16.0 million as of July 31, 2019 compared to $14.9 million as of April 30, 2019. Cash and cash equivalents, including restricted cash, totaled $45.8 million at July 31, 2019, a decrease of $7.2 million when compared with April 30, 2019.

•	Hercules senior secured debt totaled $7.4 million at the end of the third quarter of fiscal 2019, a decrease of $16.4 million when compared with the end of the second quarter of fiscal 2019.

FuelCell Energy THIRD Quarter Fiscal 2019 Results                                                                                                     Page 2

•	Backlog and project awards totaled $2.1 billion at the end of the third quarter of fiscal 2019, compared to $1.9 billion at the end of the third quarter of fiscal 2018.

Third Quarter of Fiscal 2019 Results

Total revenue increased to $22.7 million in the third quarter of fiscal 2019, up $10.6 million, or 88%, from the third quarter of fiscal 2018. Composition of revenue compared to the prior year is as follows:

•

Service and license revenue totaled $11.5 million for the third quarter of fiscal 2019, compared to $5.5 million for the third quarter of fiscal 2018.  The difference between the periods is primarily due to $10.0 million of revenue recognized in connection with the ExxonMobil license agreement offset by lower service revenue recorded as a result of fewer module replacements in the third quarter of fiscal 2019 and no revenue recorded for the Bridgeport Fuel Cell Project under the service agreement due to the acquisition.

•

Generation revenue totaled $5.4 million for the third quarter of fiscal 2019 compared to $1.7 million for the third quarter of fiscal 2018 primarily as a result of revenue recognized from the Bridgeport Fuel Cell Project which was acquired during the third quarter of fiscal 2019.

•

Advanced technologies contract revenue totaled $5.8 million for the third quarter of fiscal 2019, compared to $3.6 million for the third quarter of fiscal 2018.  Revenue was higher for the third quarter of fiscal 2019 primarily due to the timing of project activity under existing contracts.

•

Product revenue totaled $0 for the third quarter of fiscal 2019 compared to $1.3 million for the third quarter of fiscal 2018. Product revenue for the three months ended July 31, 2018 included revenues from the 20 MW order from Hanyang Industrial Development Co., Ltd (“HYD”), pursuant to which the Company provided equipment to HYD for a fuel cell project with Korea Southern Power Co., Ltd. The commissioning of this plant was completed in July 2018.

Operating expenses for the third quarter of fiscal 2019 totaled $9.0 million, a decrease of 27%, when compared to $12.4 million of operating expenses for the third quarter of fiscal 2018. The decrease related to the reduction in spending resulting from the Company’s restructuring initiatives and resources being allocated to funded Advanced Technologies projects, partially offset by higher legal and professional fees related to the Company’s on-going restructuring and refinancing initiatives.

Net loss attributable to common stockholders for the third quarter of fiscal 2019 totaled $8.3 million, or $0.18 per basic and diluted share, compared to a net loss attributable to common stockholders of $17.6 million, or $2.45 per basic and diluted share, for the third quarter of fiscal 2018. Net loss attributable to common stockholders in the third quarter of fiscal 2019 includes dividends of $0.8 million on the Company’s Series B Preferred Stock (as defined below), deemed contributions totaling $0.9 million on the Company’s Series C Convertible Preferred Stock, as well as deemed dividends of $3.1 million on the Company’s Series D Convertible Preferred Stock. See the appendix at the end of this release for further details regarding the deemed contributions and deemed dividends.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”, a non-GAAP measure) totaled $3.2 million in the third quarter of fiscal 2019 compared to an Adjusted EBITDA loss of $11.3 million in the third quarter of fiscal 2018. Refer to the discussion of non-GAAP financial measures in the appendix at the end of this release regarding the Company’s calculation of Adjusted EBITDA.

FuelCell Energy THIRD Quarter Fiscal 2019 Results                                                                                                     Page 3

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers state-of-the-art fuel cell power plants that provide environmentally responsible solutions for various applications such as utility-scale and on-site power generation, carbon capture, local hydrogen production for both transportation and industry, and long duration energy storage.  Our systems cater to the needs of customers across several industries, including utility companies, municipalities, universities, government entities and a variety of industrial and commercial enterprises.  With our megawatt-scale SureSource™ installations on three continents and with more than 9 million megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell distributed power solutions. Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. ir@fce.com 203.205.2491 Source: FuelCell Energy

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FuelCell Energy THIRD Quarter Fiscal 2019 Results                                                                                                     Page 4

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	July 31, 2019	October 31, 2018
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$16,018	$39,291
Restricted cash and cash equivalents – short-term	1,381	5,806
Accounts receivable, net	3,705	9,280
Unbilled receivables	8,186	13,759
Inventories	59,830	53,575
Other current assets	7,254	8,592
Total current assets	96,374	130,303

Restricted cash and cash equivalents – long-term	28,400	35,142
Project assets	156,393	99,600
Long-term inventory	2,179	-
Property, plant and equipment, net	42,406	48,204
Goodwill	4,075	4,075
Intangible assets	21,588	9,592
Other assets	10,019	13,505
Total assets	$361,434	$340,421

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$43,416	$17,596
Accounts payable	30,250	22,594
Accrued liabilities	8,582	7,632
Deferred revenue	15,650	11,347
Preferred stock obligation of subsidiary	950	952
Total current liabilities	98,848	60,121

Long-term deferred revenue	22,190	16,793
Long-term preferred stock obligation of subsidiary	15,933	14,965
Long-term debt and other liabilities	79,696	71,619
Total liabilities	216,667	163,498

Redeemable Series B preferred stock (liquidation preference of $64,020 at July 31, 2019 and October 31, 2018)	59,857	59,857
Redeemable Series C preferred stock (liquidation preference of $8,992 as of October 31, 2018)	-	7,480
Redeemable Series D preferred stock (liquidation preference of $25 and $30,680 as of July 31, 2019 and October 31, 2018, respectively)	27	27,392
Total Equity:
Stockholders’ equity Common stock ($0.0001 par value; 225,000,000 shares authorized at July 31, 2019 and October 31, 2018; 118,387,637 and 7,972,686 shares issued and outstanding at July 31, 2019 and October 31, 2018, respectively)	12	1
Additional paid-in capital	1,125,212	1,073,463
Accumulated deficit	(1,039,910)	(990,867)
Accumulated other comprehensive loss	(431)	(403)
Treasury stock, Common, at cost (42,496 and 13,042 at July 31, 2019 and October 31, 2018, respectively)	(466)	(363)
Deferred compensation	466	363
Total stockholders’ equity	84,883	82,194
Total liabilities and stockholders’ equity	$361,434	$340,421

FuelCell Energy THIRD Quarter Fiscal 2019 Results                                                                                                     Page 5

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2019	2018
Revenues:
Product	$-	$1,328
Service and license	11,496	5,549
Generation	5,448	1,695
Advanced Technologies	5,768	3,538
Total revenues	22,712	12,110

Costs of revenues:
Product	4,547	4,099
Service and license	1,102	5,997
Generation	5,726	1,375
Advanced Technologies	3,372	2,695
Total cost of revenues	14,747	14,166

Gross profit (loss)	7,965	(2,056)

Operating expenses:
Administrative and selling expenses	7,058	6,100
Research and development expense	1,977	6,318
Total costs and expenses	9,035	12,418

Loss from operations	(1,070)	(14,474)

Interest expense	(3,536)	(2,434)
Other (expense) income, net	(685)	1,042

Loss before provision for income taxes	(5,291)	(15,866)

Provision for income taxes	(20)	(15)

Net loss	(5,311)	(15,881)

Series B preferred stock dividends	(810)	(800)
Series C preferred stock deemed contributions (dividends)	884	(939)
Series D preferred stock deemed dividends	(3,091)	-

Net loss attributable to common stockholders	$(8,328)	$(17,620)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.18)	$(2.45)
Basic and diluted weighted average shares outstanding	45,069,911	7,191,457

FuelCell Energy THIRD Quarter Fiscal 2019 Results                                                                                                     Page 6

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2019	2018
Revenues:
Product	$-	$43,058
Service and license	25,866	12,859
Generation	8,560	5,329
Advanced Technologies	15,285	10,307
Total revenues	49,711	71,553

Costs of revenues:
Product	14,362	44,183
Service and license	15,166	11,934
Generation	9,047	5,020
Advanced Technologies	9,016	8,466
Total cost of revenues	47,591	69,603

Gross profit	2,120	1,950

Operating expenses:
Administrative and selling expenses	23,622	19,327
Research and development expense	12,435	15,385
Total costs and expenses	36,057	34,712

Loss from operations	(33,937)	(32,762)

Interest expense	(7,807)	(6,634)
Other (expense) income, net	(556)	3,138

Loss before (provision) benefit for income taxes	(42,300)	(36,258)

(Provision) benefit for income taxes	(89)	3,020

Net loss	(42,389)	(33,238)

Series A warrant exchange	(3,169)	-
Series B preferred stock dividends	(2,410)	(2,400)
Series C preferred stock deemed dividends and redemption value adjustment, net	(6,522)	(8,601)
Series D preferred stock deemed dividends and redemption accretion	(9,752)	-

Net loss attributable to common stockholders	$(64,242)	$(44,239)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(2.97)	$(6.70)
Basic and diluted weighted average shares outstanding	21,608,427	6,607,687

FuelCell Energy THIRD Quarter Fiscal 2019 Results                                                                                                     Page 7

Appendix

Further Detail on Statement of Operations Accounting for the Series B Preferred Stock, Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock:

Net loss attributable to common stockholders in the third quarter of fiscal 2019 includes a dividend totaling $0.8 million on the Company’s 5% Series B Cumulative Convertible Perpetual Preferred Stock (“Series B Preferred Stock”), a deemed contribution totaling $0.9 million on the Company’s Series C Convertible Preferred Stock and deemed dividends totaling $3.1 million on the Company’s Series D Convertible Preferred Stock.   No dividends were declared or paid by the Company on the Series B Preferred Stock in connection with the May 15, 2019 dividend payment date.  Because such dividends were not paid on May 15, under the terms of the Amended Certificate of Designation with respect to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock will be entitled to receive, when, as and if, declared by the Board of Directors of the Company, dividends at a dividend rate per annum equal to: the normal dividend rate of 5%, plus an amount equal to the number of dividend periods for which the Company failed to pay or set apart funds to pay dividends multiplied by 0.0625%, for each subsequent dividend period until the Company has paid or provided for the payment of all dividends on the shares of Series B Preferred Stock for all prior dividend periods. Conversions of the Company’s Series C Convertible Preferred Stock occurring during the three and nine months ended July 31, 2019 resulted in a variable number of shares being issued to settle the conversion amounts and were treated as a partial redemption of the Series C Convertible Preferred Stock. Conversions of the Company’s Series D Convertible Preferred Stock in which the conversion price was below $16.56 (the conversion price of the Series D Convertible Preferred Stock as of July 31, 2019 and during the three and nine months ended July 31, 2019) resulted in a variable number of shares being issued to settle the conversion amounts and were treated as a partial redemption of the Series D Convertible Preferred Stock.

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation and restructuring charges, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP

FuelCell Energy THIRD Quarter Fiscal 2019 Results                                                                                                     Page 8

financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended July 31,		Nine Months Ended July 31,
(Amounts in thousands)	2019	2018	2019	2018
Net loss	$ (5,311)	$ (15,881)	$ (42,389)	$ (33,238)
Depreciation	3,921	2,223	8,319	6,525
Provision/(Benefit) for income taxes	20	15	89	(3,020)
Other expense/(income), net(1)	685	(1,042)	556	(3,138)
Interest expense	3,536	2,434	7,807	6,634
EBITDA	$ 2,851	$ (12,251)	$ (25,618)	$ (26,237)
Stock-based compensation expense	385	931	2,325	2,309
Adjusted EBITDA	$ 3,236	$ (11,320)	$ (23,293)	$ (23,928)
(1)

Other expense / (income), net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of embedded derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.

Backlog and Project Awards

Backlog represents definitive agreements executed by the Company and our customers. Projects for which the Company has a power purchase agreement (“PPA”) are included in generation backlog, which represents future revenue under long-term PPAs. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog and the related generation backlog is removed upon the sale. Project awards referenced by the Company are notifications that the Company has been selected, typically through a competitive bidding process, to enter into definitive agreements. These awards have been publicly disclosed but are still subject to negotiation and execution with the off-taker and are not yet definitive.  The Company is working to enter into definitive agreements with respect to these project awards and, upon execution of a definitive agreement with respect to a project award, that project award will become backlog. Project awards that were not included in backlog as of July 31, 2019 include the 32.4 MW Long Island Power Authority (“LIPA”) project awards (which are expected to become generation backlog). These awards in total represent approximately $636.3 million of future revenue potential over the life of such LIPA projects, assuming the Company retains ownership of the LIPA projects.  If the Company were to sell such projects, the backlog amount would be decreased (in an amount determined by the negotiated sales price at the time of sale) and would consist of product sales to be recognized over a one to two-year period and service revenue to be recognized over a twenty-year term.